Exhibit 99.1

uSell.com Reports First Quarter 2016 Results

948% YOY Revenue Growth to $22.5 Million

Increase in Working Capital to $6.8 Million

Successful Launch of We Sell Cellular Auction Platform

New York, NY – (Accesswire) - May 16, 2016 - uSell.com (USEL), a technology driven company focused on extracting the maximum value from used mobile devices, today reported results for the first quarter ended March 31, 2016.

Key Highlights:

•	Working capital increased from $5.6 million at December 31, 2015 to $6.8 million at March 31, 2016
•	Revenues increased by $20.3 million, or 948%, from $2.1 million for the three months ended March 31, 2015, to $22.5 million for the three months ended March 31, 2016
•	Loss from operations decreased $0.5 million, or 31%, from $1.5 million for the three months ended March 31, 2015, to $1.0 million for the three months ended March 31, 2016
•	Adjusted EBITDA, a non-GAAP financial measure, improved from a loss of $1.1 million for the three months ended March 31, 2015, to $0.4 million for the three months ended March 31, 2016[1]
•	Adjusted EBITDA for the three months ended March 31, 2016, includes a $379,000 provision for slow moving and obsolete inventory, without which Adjusted EBITDA would have been slightly positive

The following table presents Adjusted EBITDA, a non-GAAP financial measure, and provides a reconciliation of Adjusted EBITDA to the directly comparable GAAP measure reported in the Company’s consolidated financial statements:

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(2,091,000)	$(1,470,000)
Stock-based compensation expense	127,000	247,000
Depreciation and amortization	511,000	163,000
Interest expense	357,000	1,000
Interest and other income	-	(1,000)
Change in fair value of derivative liability	725,000	-
Adjusted EBITDA	$(371,000)	$(1,060,000)

1.	See discussion of Non-GAAP financial information later in this release.

During the quarter ended March 31, 2016 the company experienced gross margin pressure, primarily in the months of February and March. This was caused by global volatility in pricing related to 1) instability in China and Europe and 2) the unanticipated launch of the iPhone SE, Apple’s first ever iPhone launched in the first quarter, which resulted in a speculative drop in the value of certain legacy iPhone models. After review, management decided that the most conservative position was to take a write down on certain inventory that the company was holding on March 31, 2016.

Nik Raman, Chief Executive Officer, stated, “While gross margins came under pressure in February and March due to unanticipated volatility in pricing, we believe that this is not a trend, as we have seen margins bounce back and stabilize in April and so far in May. Moving forward, we will mitigate such risk by focusing on increasing inventory turns through improved efficiency in the warehouse and by building out and servicing demand through automated technology. In April, we rebranded and re-launched the We Sell Cellular website located at www.wesellcellular.com, and in early May we ran our first We Sell Cellular auction. We are very pleased with the results, and continue to believe that our shift from offline to online will enable us to increase inventory turns and device margins over time.”

On March 31, 2016, as anticipated uSell borrowed the final $2 million under its Note Purchase Agreement with its financial lending partner, BAM, and amended the terms of the agreement to offer more flexibility and greater access to liquidity. The following summarizes the changes made to the facility:

•	The EBITDA covenants will not apply until September 2017;
•	The amortization period of the principal will not commence until September 1, 2017;
•	uSell will get 75% credit for new purchase orders towards the borrowing base of the facility instead of the previous 50%; and
•	uSell will get a 90% credit for inventory in transit towards the borrowing base instead of the previous 75%
•	The interest rate was increased by one-quarter of one percent (25 basis points) from 13.0% to 13.25%

“The modifications to our lending agreement provide substantial benefits to the company,” stated Raman. “The new structure greatly increases our access to liquidity and defers amortization payments for 18 months. This long term working capital provides us with ample opportunity to execute on our business plan and create long term equity value. With the additional capital, we will seek to open up new supply relationships to grow revenues while diversifying our vendor base.”

Financial Results for the Quarter Ended March 31, 2016:

Total revenue was $22.5 million for the three months ended March 31, 2016, a 948% increase from $2.1 million for the prior year ago quarter.

This increase had two main driving factors: (1) an increasing percentage of volume from its legacy uSell.com business being recorded on a gross versus net basis since the launch of its Managed by uSell service in 2014, and (2) the acquisition of We Sell, which records all of its revenue on a gross basis.

Sales and marketing expense decreased $0.6 million, or 63%, from $1.0 million during the three months ended March 31, 2015 to $0.4 million during the three months ended March 31, 2016. With the WeSell acquisition and the company’s newfound ability to source devices directly from carriers, retailers and manufacturers, its primary sales and marketing expenses have shifted from consumer marketing to paying out sales commissions. Management believes this shifting profile will enable the company to scale volume significantly while maintaining sales and marketing expense as a much lower percentage of sales than in prior years.

Operating loss for the three months ended March 31, 2016 was $1.0 million, an improvement of $0.5 million from a $1.5 million operating loss for the three months ended March 31, 2015.

Net loss for the three months ended March 31, 2016 was $2.1 million, an increase of $0.6 million from a $1.5 million net loss for the three months ended March 31, 2015. The resulting EPS improved to ($0.11), as compared to ($0.20) for the prior year ago quarter, due to the increase in shares outstanding from 7.5 million to 19.8 million.

Adjusted EBITDA loss for the three months ended March 31, 2016 was $0.4 million, an improvement of $0.7 million from a $1.1 million Adjusted EBITDA loss for the three months ended March 31, 2015.

At March 31, 2016, uSell.com had $0.5 million of cash and cash equivalents, $1.1 million of restricted cash and 20.1 million shares issued and outstanding.

Non-GAAP Financial Measure - Adjusted EBITDA

We make reference to “Adjusted EBITDA,” a measure of financial performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management has included EBITDA because it believes that investors may find it useful to review our financial results as adjusted to exclude items as determined by management. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net loss, to the extent available without unreasonable effort, are set forth below. The Company defines Adjusted EBITDA as earnings or (loss) from continuing operations before the items noted in the table on page 1.

Management believes Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

Conference Call Details:

Date: Monday, May 16, 2016

Time: 4:30PM ET

Dial-in Number: (866) 320-0203

International Dial-in Number: (785) 424-1634

Webcast: www.InvestorCalendar.com

Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through June 16, 2016. To listen to the replay, dial (877) 481-4010 (domestic) or (919) 882-2331 (international).

About uSell.com, Inc.

uSell.com, Inc. is a technology driven company focused on extracting the maximum value from used mobile devices, at large scale. uSell acquires products from both individual consumers, on its website, uSell.com, and from major carriers, big box retailers, and manufacturers through its subsidiary, We Sell Cellular. These devices are then distributed globally, leveraging both a traditional sales force and an online marketplace where professional buyers of used smartphones compete to buy inventory in an on-demand fashion. Through participation on uSell’s marketplace platforms and through interaction with uSell’s salesforce, buyers can acquire high volumes of inventory in a cost effective manner, while minimizing risk.

Visit www.uSell.com and http://wesellcellular.com

Forward-Looking Statements

This press release includes forward-looking statements including statements regarding future gross margins, improving efficiencies including inventory turns, establishing new supply relationships, and future growth. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The results anticipated by any or all of these forward-looking statements might not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include competition from large retail stores and wireless operators, the unanticipated issued with the integration of the We Sell business with uSell, and our ability to further or maintain our relationships with large wholesalers. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Contact Information

Nik Raman

Chief Executive Officer

Phone: 212-213-6805

uSell.com, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$523,989	$1,047,786
Restricted cash	1,075,308	801,230
Accounts receivable, net	317,406	463,187
Inventory	7,773,085	7,099,970
Prepaid expenses and other current assets	180,139	297,023
Total Current Assets	9,869,927	9,709,196

Property and equipment, net	180,480	193,243
Goodwill	8,448,759	8,406,561
Intangible assets, net	4,686,930	5,043,972
Capitalized technology, net	881,555	886,543
Other assets	52,580	79,145

Total Assets	$24,120,231	$24,318,660

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$1,966,570	$2,563,598
Accrued expenses	769,303	729,160
Deferred revenue	361,353	814,295
Lease termination payable	-	5,000
Total Current Liabilities	3,097,226	4,112,053

Promissory note payable, net of current portion	6,739,291	5,087,043
Placement rights derivative liability	1,855,000	1,130,000
Total Liabilities	11,691,517	10,329,096

Stockholders' Equity:

Convertible Series A preferred stock; $0.0001 par value; 325,000 shares authorized; no shares issued and outstanding.	-	-
Convertible Series B preferred stock; $0.0001 value per share; 4,000,000 shares authorized; no shares issued and outstanding.	-	-
Convertible Series C preferred stock; $0.0001 value per share; 146,667 shares authorized; no shares issued and outstanding.	-	-
Convertible Series E preferred stock; $0.0001 value per share; 103,232 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.0001 par value; 43,333,333 shares authorized; 20,101,999 and 19,751,999 shares issued and outstanding, respectively	2,011	1,976
Additional paid in capital	69,192,277	68,662,578
Accumulated deficit	(56,765,574)	(54,674,990)
Total Stockholders' Equity	12,428,714	13,989,564

Total Liabilities and Stockholders' Equity	$24,120,231	$24,318,660

uSell.com, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
	2016	2015
Revenue	$22,452,148	$2,142,983

Cost of Revenue	21,547,751	1,442,519

Gross Profit	904,397	700,464

Operating Expenses:
Sales and marketing	377,095	1,006,023
General and administrative	1,535,835	1,164,083
Total operating expenses	1,912,930	2,170,106
Loss from Operations	(1,008,533)	(1,469,642)

Other (Expense) Income:
Interest income	-	532
Interest expense	(357,051)	(817)
Change in fair value of placement rights derivative liability	(725,000)	-
Total Other Expense, Net	(1,082,051)	(285)

Net Loss	$(2,090,584)	$(1,469,927)

Basic and Diluted Loss per Common Share:
Net loss per common share - basic and diluted	$(0.11)	$(0.20)

Weighted average number of common shares outstanding during the period - basic and diluted	19,751,999	7,533,817

uSell.com, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,090,584)	$(1,469,927)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	511,294	163,035
Stock based compensation expense	127,234	246,541
Amortization of debt issue costs into interest expense	85,850	-
Change in fair value of placement rights derivative liability	725,000	-
Changes in operating assets and liabilities:
Accounts receivable	145,781	(1,335)
Inventory	(715,313)	(158,200)
Prepaid and other current assets	116,884	7,911
Other assets	690	-
Accounts payable	(597,028)	(281,041)
Accrued expenses	40,143	352,752
Lease termination payable	(5,000)
Deferred revenues	(452,942)	26,079
Net Cash and Cash Equivalents Used In Operating Activities	(2,107,991)	(1,114,185)

CASH FLOWS FROM INVESTING ACTIVITIES:
Website development costs	(136,501)	(170,742)
Restricted cash	(274,078)	-
Security deposits	25,875	-
Net Cash and Cash Equivalents Used In Investing Activities	(384,704)	(170,742)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	2,000,000	-
Cash paid for debt issue costs	(31,102)	-
Net Cash and Cash Equivalents Provided By Financing Activities	1,968,898	-

Net Decrease in Cash and Cash Equivalents	(523,797)	(1,284,927)
Cash and Cash Equivalents - Beginning of Period	1,047,786	2,414,757

Cash and Cash Equivalents - End of Period	$523,989	$1,129,830

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$201,792	$-
Taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Adjustment to goodwill for inventory valuation	$42,198	$-
Common stock issued in connection with note payable	$402,500	$-